MERRILL LYNCH MUNICIPAL SERIES TRUST

MUNICIPAL INTERMEDIATE TERM FUND

FILE # 811-4802

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/26/01	St of Wisconsin GO 5.5% 05/01/13	$246,525,000	$5,000,000	Bear Stearns
09/26/01	Kentucky St, Ppty & Bldg 5.375% 10/01/13	$223,730,000	$5,000,000	Morgan Stanley